Exhibit 99.1

April 13, 2016	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS TO HIGHLIGHT STRATEGIC INITIATIVES

TO CREATE VALUE AT INVESTOR BRIEFING TODAY

Company Reaffirms 2016 Guidance

Revises Long-term Growth and Earnings Targets

Addition of 9,000 New Storefronts for Nationwide Launch of Dave’s Killer Bread

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO) is hosting an investor briefing today at the New York Stock Exchange during which it will provide an update on the company’s operational and financial performance, its strategy for continued value creation, and its outlook for 2016 and beyond.

“We look forward to providing additional details on our strategy to drive profitable growth and deliver enhanced value for our shareholders at today’s meeting,” commented Allen Shiver, Flowers Foods president and CEO. “Over the past ten years, our efforts to strengthen our brand portfolio and increase our geographic reach have led to an approximate 170% total return to shareholders – an annualized return of approximately 10.5%. We intend to continue delivering strong total shareholder returns by growing branded sales, executing on margin initiatives, expanding our brands and markets through prudent acquisitions, and returning capital to shareholders through dividends and opportunistic share repurchases.”

Reaffirming 2016 Guidance

The company is reaffirming its sales and earnings guidance for fiscal year 2016, continuing to expect sales in the range of $3.986 billion to $4.080 billion, representing growth of approximately 5.5% to 8.0% over fiscal 2015. EPS guidance also remains unchanged from the previously provided range of $0.98 to $1.04, excluding accretion related to the Accelerated Share Repurchase (ASR) announced in March, 2016, representing growth of approximately 6.5% to 13.0% over fiscal year 2015. On a full year basis, the company expects the ASR to be accretive to EPS by approximately $0.02 to $0.03 per share.

Revising Long-Term Outlook

As part of the company’s focus on its existing footprint and margin expansion, the company is revising its long-term goals for sales growth of 2% to 4% (beyond 2016 and excluding acquisitions), EBITDA margin of 12% to 14%, and earnings per common share of 8% to 10%. When combined with the continuation of the company’s strong dividend, Flowers believes these results will deliver total shareholder returns in excess of 10%.

“Going forward, we are focused on developing our existing geographic footprint, driving growth from our organic brands and other underdeveloped segments, and improving promotional and operational efficiencies,” Shiver said. “While our revised long-term targets now exclude acquisitions, M&A will continue to be an important part of our growth strategy as we seek to identify opportunities that expand our margins and enhance our brand portfolio.”

Nationwide Launch of Dave’s Killer Bread on April 25th

The company is launching the national rollout of organic, non-GMO Dave’s Killer Bread (“DKB”) on its direct-store-delivery network to allow approximately 85% of the U.S. population better access to fresh DKB products. The addition of approximately 9,000 new store locations for DKB products positions the brand for growth in the specialty premium bread segment.

Investor Briefing Webcast Information

The investor briefing will be webcast live, beginning at 12:15 p.m. (Eastern). To register, click on the “Investor Briefing” link at www.flowersfoods.com. The slides that will be presented at the briefing will also be posted to the website.

The Investor Briefing webcast and podcast, will be archived at www.flowersfoods.com. To access, click on Investor Center, select “Events and Webcasts”, and then select “Archived Webcasts.” Replay will be available approximately two hours after the event.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States, with 2015 sales of $3.8 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Wonder, and Tastykake. Learn more at www.flowersfoods.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding our future financial condition, performance and results of operations, planned capital expenditures, long-term objectives of management, supply and demand, pricing trends and market forces, and integration plans and expected benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) energy and raw material costs and availability and hedging and counterparty risk, (g) our ability to fully integrate recent acquisitions into our business, (h) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value; (i) consolidation within the baking industry and related industries; (j) disruptions in our direct-store delivery system, including litigation or an adverse ruling from a court or regulatory or government body that could affect the independent contractor classification of our independent distributors, and (k) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Investor Contact: J.T. Rieck (229) 227-2348         Media Contact: Paul Baltzer (229) 227-2380